Pricing Supplement (To Prospectus dated December 30, 2022, Prospectus Supplement dated December 30, 2022 and Product Supplement EQUITY-1 dated December 30, 2022) October 25, 2024	Filed Pursuant to Rule 424(b)(2) Series A Registration Statement Nos. 333-268718 and 333-268718-01

BofA Finance LLC $6,547,280 Trigger Autocallable Contingent Yield Notes
Linked to the Least Performing of the Nikkei 225® Index and the S&P 500® Equal Weight Index Due October 30, 2029
Fully and Unconditionally Guaranteed by Bank of America Corporation
Investment Description
The Trigger Autocallable Contingent Yield Notes linked to the least performing of the Nikkei 225® Index and the S&P 500® Equal Weight Index (each, an “Underlying”) due October 30, 2029 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance”), a consolidated finance subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Level of the Least Performing Underlying on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. If the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date is less than its Coupon Barrier, no Contingent Coupon Payment will accrue or be paid on the related Coupon Payment Date. Beginning approximately six months after issuance, if the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment for that Observation Date, and no further amounts will be owed to you. If the Notes have not previously been automatically called, at maturity, the amount you receive will depend on the Final Value of the Least Performing Underlying on the Final Observation Date. If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Notes have not been automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Level of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. On each Observation Date, the "Least Performing Underlying" is the Underlying with the lowest Underlying Return from the Trade Date to that Observation Date. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. All payments on the Notes will be based solely on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlying. You will therefore be adversely affected if either Underlying performs poorly, regardless of the performance of the other Underlying. You will not receive dividends or other distributions paid on any stocks included in the Underlyings or participate in any appreciation of either Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier automatic call. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features	Key Dates
❑
Contingent Coupon Payment — We will pay you a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Level of the Least Performing Underlying on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon Payment will be paid for that quarter.
❑
Automatic Call — Beginning approximately six months after issuance, if the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date (other than the Final Observation Date) is greater than or equal to its Initial Value, we will automatically call the Notes and pay you the Stated Principal Amount plus the Contingent Coupon Payment for that Observation Date, and no further amounts will be owed to you. If the Notes are not automatically called, investors will have full downside market exposure to the Least Performing Underlying at maturity.
❑
Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Level of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.

Trade Date[1]
October 25, 2024
Issue Date[1]
October 30, 2024
Observation Dates[2]
Quarterly, subject to automatic call beginning on April 25, 2025
Final Observation Date[2]
October 25, 2029
Maturity Date
October 30, 2029
[1]
See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
[2]
See page PS-6 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-6 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Autocallable Contingent Yield Notes linked to the least performing of the Nikkei 225® Index and the S&P 500® Equal Weight Index due October 30, 2029. Any payment on the Notes will be based solely on the performance of the Least Performing Underlying.  The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings	Contingent Coupon Rate	Initial Values	Coupon Barriers	Downside Thresholds	CUSIP / ISIN
Nikkei 225® Index (Ticker: NKY)	8.50% per annum	37,913.92	26,539.74, which is 70% of the Initial Value (rounded to two decimal places)	26,539.74, which is 70% of the Initial Value (rounded to two decimal places)	09710T298 / US09710T2987
S&P 500® Equal Weight Index (Ticker: SPW)		7,219.98	5,053.99, which is 70% of the Initial Value (rounded to two decimal places)	5,053.99, which is 70% of the Initial Value (rounded to two decimal places)
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank.  The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.

	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.225	$9.775
Total	$6,547,280.00	$147,313.80	$6,399,966.20
(1) The underwriting discount is $0.225 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, has agreed to purchase from BofA Finance, and BofA Finance has agreed to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.775 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes for $9.775 per Note. UBS will receive an underwriting discount of $0.225 per Note for each Note it sells in this offering. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes is less than the public offering price. The initial estimated value of the Notes as of the Trade Date is $9.625 per $10.00 in Stated Principal Amount. See “Summary” beginning on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-21 of this pricing supplement for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.

UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes

You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance). The above-referenced accompanying documents may be accessed at the following links:

◆ Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm

◆ Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor.

PS-2

Investor Suitability
The Notes may be suitable for you if, among other considerations:
◆
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
◆
You understand and accept the risks associated with the Underlyings.
◆
You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.
◆
You believe the Current Underlying Level of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, and, if the Current Underlying Level of either Underlying is not, you can tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
◆
You believe the Current Underlying Level of each Underlying will be greater than or equal to its Downside Threshold on the Final Observation Date, and, if the Current Underlying Level of either Underlying is below its Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
◆
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.
◆
You understand that your return on the Notes will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of the other Underlying.
◆
You are willing to hold Notes that will be called on the earliest Observation Date (beginning six months after issuance, other than the Final Observation Date) on which the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Initial Value.
◆
You are willing to make an investment whose positive return is limited to the Contingent Coupon Payments, regardless of the potential appreciation of the Underlyings, which could be significant.
◆
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
◆
You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the Underlyings.
◆
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
◆
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
◆
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
◆
You do not understand or are not willing to accept the risks associated with each of the Underlyings.
◆
You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.
◆
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
◆
You do not believe the Current Underlying Level of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, or you cannot tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
◆
You believe the Current Underlying Level of either Underlying will be less than its Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Least Performing Underlying.
◆
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Least Performing Underlying.
◆
You are unwilling to accept that your return on the Notes will be based on the performance of the Least Performing Underlying, or you seek an investment based on the performance of a basket composed of the Underlyings.
◆
You are unwilling to hold Notes that will be called on the earliest Observation Date (beginning six months after issuance, other than the Final Observation Date) on which the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Initial Value.
◆
You seek an investment that participates in the full appreciation of the Underlyings and whose positive return is not limited to the Contingent Coupon Payments.
◆
You seek an investment for which there will be an active secondary market.
◆
You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the Underlyings.
◆
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
◆
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” section herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

PS-3

Summary
Issuer
BofA Finance
Guarantor
BAC
Public Offering Price
100% of the Stated Principal Amount
Stated Principal Amount
$10.00 per Note
Minimum Investment
$1,000 (100 Notes)
Term
Approximately five years, unless earlier automatically called
Trade Date[1]
October 25, 2024
Issue Date[1]
October 30, 2024
Final Observation Date
October 25, 2029
Maturity Date
October 30, 2029
Underlyings
Nikkei 225® Index (Ticker: NKY)
S&P 500® Equal Weight Index (Ticker: SPW)
Automatic Call Feature
The Notes will be automatically called if the Current Underlying Level of the Least Performing Underlying on any Observation Date occurring on or after April 25, 2025 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are automatically called, no further payments will be made on the Notes.
Observation Dates
See “Observation Dates and Coupon Payment Dates” on page PS-6.
Coupon Payment Dates
See “Observation Dates and Coupon Payment Dates” on page PS-6.
Contingent Coupon Payment / Contingent Coupon Rate
If the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment with respect to that Observation Date on the related Coupon Payment Date.

However, if the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
Each Contingent Coupon Payment will be in the amount of $0.2125 for each $10.00 Stated Principal Amount (based on the per annum Contingent Coupon Rate of 8.50%) and will be payable, if applicable, on the related Coupon Payment Date.
Contingent Coupon Payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon Payment for any Observation Date on which the Current Underlying Level of the Least Performing Underlying on that Observation Date is less than its Coupon Barrier, even if the Current Underlying Level of the other Underlying is above its Coupon Barrier.

Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines, even if the Final Value of the other Underlying is above its Downside Threshold.
Least Performing Underlying
On each Observation Date, including the Final Observation Date, the Underlying with the lowest Underlying Return as of that Observation Date.
Underlying Return
For any Underlying on any Observation Date, calculated as follows:
Current Underlying Level - Initial Value
Initial Value
Downside Threshold
For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Coupon Barrier
For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value
For any Underlying, its closing level on the Trade Date, as specified on the cover page of this pricing supplement.
Current Underlying Level
For any Underlying and any Observation Date, the closing level of that Underlying on that Observation Date.
Final Value
For any Underlying, its Current Underlying Level on the Final Observation Date.
Calculation Agent
BofAS, an affiliate of BofA Finance.
Selling Agents
BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC - Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the levels of the Underlyings on the deemed Final Observation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

1 See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
PS-4

Investment Timeline

Trade Date	The Initial Value of each Underlying is observed, the Contingent Coupon Payment/Contingent Coupon Rate is set, and the Coupon Barrier and Downside Threshold for each Underlying are determined.

Quarterly (autocallable after six months)
If the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment with respect to that Observation Date on the related Coupon Payment Date.

However, if the Current Underlying Level of the Least Performing Underlying on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
The Notes will be automatically called if the Current Underlying Level of the Least Performing Underlying on any Observation Date occurring on or after April 25, 2025 (other than the Final Observation Date) is greater than or equal to its Initial Value.
If the Notes are automatically called on any Observation Date, on the related Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus the applicable Contingent  Coupon Payment.
If the Notes are automatically called, no further payments will be made on the Notes.

Maturity Date (if not previously automatically called)
If the Notes are not automatically called prior to maturity, the Final Value of each Underlying will be observed on the Final Observation Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying on the Final Observation Date, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying on the Final Observation Date)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVEL OF THE OTHER UNDERLYING. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER AUTOMATIC CALL. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

PS-5

Observation Dates and Coupon Payment Dates
Observation Dates[1]	Coupon Payment Dates
January 27, 2025 *	January 29, 2025
April 25, 2025	April 29, 2025
July 25, 2025	July 29, 2025
October 27, 2025	October 29, 2025
January 26, 2026	January 28, 2026
April 27, 2026	April 29, 2026
July 27, 2026	July 29, 2026
October 26, 2026	October 28, 2026
January 25, 2027	January 27, 2027
April 26, 2027	April 28, 2027
July 26, 2027	July 28, 2027
October 25, 2027	October 27, 2027
January 25, 2028	January 27, 2028
April 25, 2028	April 27, 2028
July 25, 2028	July 27, 2028
October 25, 2028	October 27, 2028
January 25, 2029	January 29, 2029
April 25, 2029	April 27, 2029
July 25, 2029	July 27, 2029
October 25, 2029 *	October 30, 2029
* The Notes are NOT automatically callable until the second Observation Date, which is April 25, 2025, and will NOT be automatically callable on the Final Observation Date (October 25, 2029).
[1] The Observation Dates are subject to postponement as set forth in “Additional Terms Relating to Observation Dates” below.
Additional Terms Relating to Observation Dates
Events Relating to Observation Dates – The following replaces in its entirety the section entitled “Description of the Notes—Certain Terms of the Notes – Events Relating to Observation Dates” in the accompanying product supplement:
If, with respect to any Underlying, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled Observation Date is not a Trading Day for any Underlying (any such day in either (i) or (ii) being a “Non-Observation Date”), the calculation agent will determine the closing level of the applicable Underlyings for that day as follows:
●
The closing level of an Underlying that is not so affected will be its closing level on that Non-Observation Date.
●
The closing level of an Underlying that is affected by that Non-Observation Date will be deemed to be its closing level on the first scheduled Trading Day following that Non-Observation Date. However, if (i) a Market Disruption Event occurs on the first scheduled Trading Day following that Non-Observation Date or (ii) the first scheduled Trading Day following that Non-Observation Date is determined by the calculation agent not to be a Trading Day by reason of an extraordinary event, occurrence, declaration or otherwise, the closing level of the Underlying for the relevant Observation Date will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on such first scheduled Trading Day following that Non-Observation Date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.
The applicable Observation Date will be deemed to occur after the calculation agent has determined the closing levels of the Underlyings as provided above.

PS-6

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-2 above.
Structure-related Risks
◆
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Final Value of either Underlying is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes. Generally, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call because of the shorter time remaining for the level of an Underlying that has experienced a decline to recover. The periods in which it is less likely the Notes will be subject to an automatic call generally coincide with a period of greater risk of loss of the Stated Principal Amount on your Notes.

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The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to an automatic call or maturity, you may have to sell them at a loss relative to your initial investment even if the level of each Underlying at that time is equal to or greater than its Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

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Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Current Underlying Level or the Final Value of either Underlying exceeds its Coupon Barrier or Initial Value, as applicable. Similarly, the amount payable at maturity or upon an automatic call will never exceed the sum of the Stated Principal Amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Final Value or the Current Underlying Level of either Underlying exceeds its Initial Value. In contrast, a direct investment in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

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The Notes are subject to a potential automatic early call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential automatic early call. Beginning in April 2025, the Notes will be automatically called if, on any Observation Date (other than the Final Observation Date), the Current Underlying Level of the Least Performing Underlying is greater than or equal to its Initial Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount and the Contingent Coupon Payment with respect to the applicable Observation Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of automatic call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

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You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Current Underlying Level of the Least Performing Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Current Underlying Level of the Least Performing Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and you will not receive a positive return on the Notes.

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The Contingent Coupon Payments, Payment at Maturity, or payment upon an automatic call, as applicable, will not reflect the levels of the Underlyings other than on the Observation Dates. The levels of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the payment upon an automatic call or the Payment at Maturity, as applicable, by comparing only the Initial Value, the Coupon Barrier or the Downside Threshold, as applicable, to the Current Underlying Level or the Final Value for each Underlying. No other levels of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity even if the level of each Underlying was always above its Downside Threshold prior to the Final Observation Date.

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Because the Notes are linked to the performance of the least performing between the NKY and the SPW, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the NKY or just the SPW. The risk that you will not receive any Contingent Coupon Payments and/or lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just the NKY or just the SPW. With two Underlyings, it is more likely that an Underlying will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupon Payments or will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

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Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

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Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Level or Final Value, as applicable, of either Underlying as compared to its Coupon Barrier, Downside Threshold or Initial Value, as applicable. No assurance can be given as to what

PS-7

our financial condition or the financial condition of the Guarantor will be on any payment date, including the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes.  However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the levels of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

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We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks
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The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Trade Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the levels of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

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The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that seven-month period. Accordingly, the estimated value of your Notes during this initial seven-month period may be lower than the value shown on your customer account statements. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

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We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the levels of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.

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Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or an automatic call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or an automatic call. These factors include the levels of the Underlyings and the securities included in the Underlyings, as applicable; the volatility of the Underlyings and the securities included in the Underlyings; the correlation among the Underlyings; the dividend rate paid on the securities included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the level of either of the Underlyings is currently or has been less than its Coupon Barrier; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

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Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the level of an Underlying over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon Payments and that you may lose a significant portion or all of the Stated Principal Amount at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatility will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on

PS-8

conventional debt securities of the same maturity and/or on other comparable securities and a lower Coupon Barrier and/or lower Downside Threshold as compared to other comparable securities. However, an Underlying’s volatility can change significantly over the term of the Notes. A relatively higher Contingent Coupon Rate generally will be indicative of a greater risk of loss while a lower Coupon Barrier and/or a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon Payments or a return of principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
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Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell the securities held by or included in the Underlyings, as applicable, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may from time to time own securities represented by the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.

The transactions described above may affect the levels of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may have affected the levels of the Underlyings. Consequently, the levels of the Underlyings may change subsequent to the Trade Date, which may adversely affect the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the levels of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
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The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The levels of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

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You are exposed to the market risk of each Underlying. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the NKY and the SPW. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the NKY and the SPW. Poor performance by either of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. For the Notes to be automatically called or to receive any Contingent Coupon Payment or the contingent repayment of principal at maturity, each Underlying must close at or above its respective Initial Value, Coupon Barrier or Downside Threshold, respectively, on the applicable Observation Date or Final Observation Date, as applicable. Therefore, if the Notes are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of each Underlying. Additionally, movements in the levels of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the levels of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon Payment and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential of not receiving a Contingent Coupon Payment and for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Coupon Barrier and Downside Threshold, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Coupon Barrier and Downside Threshold is generally associated with lower correlation of the Underlyings, which may indicate a greater

PS-9

potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.
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The Notes will not be adjusted for changes in foreign currency exchange rates. The NKY tracks securities traded outside of the United States and traded in foreign currencies but not adjusted to reflect their U.S. dollar value. The amount payable on the Notes will not be adjusted for changes in foreign currency exchange rates. The amount payable will be based upon the overall change in the NKY. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the NKY’s component stocks are listed that, in turn, may affect the levels of the NKY.

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The Notes are subject to risks associated with foreign securities markets. The NKY includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the NKY may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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An investment in the Notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets. Many of the issuers included in the NKY are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial, and legal systems. The regulatory and tax environments in these nations may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of their capital markets and their tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation their assets, and/ or nationalization of their businesses. It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.

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Governmental regulatory actions could result in material changes to the composition of the NKY and could negatively affect your return on the Notes. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the NKY, depending on the nature of such governmental regulatory actions and the constituent stocks that are affected. For instance, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to such securities. If any governmental regulatory action results in the removal of constituent stocks that have (or historically have had) significant weights within the NKY, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the NKY and, therefore, your return on the Notes.

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The publisher of an Underlying may adjust that Underlying in a way that affects its level, and the publisher has no obligation to consider your interests. The publisher of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks
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The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

PS-10

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon an automatic call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
◆	Stated Principal Amount: $10.00
◆	Term: Approximately 5 years, unless earlier automatically called
◆	Hypothetical Initial Values:
❍	Nikkei 225® Index: 100.00
❍	S&P 500® Equal Weight Index: 100.00
◆	Contingent Coupon Rate: 8.50% per annum (or 2.125% per quarter)
◆	Quarterly Contingent Coupon Payment: $0.2125 per quarter per Note
◆	Observation Dates: Quarterly, automatically callable (other than on the Final Observation Date) after approximately six months, as set forth on page PS-6 of this pricing supplement
◆	Hypothetical Coupon Barriers:
❍	Nikkei 225® Index: 70.00, which is 70% of its hypothetical Initial Value
❍	S&P 500® Equal Weight Index: 70.00, which is 70% of its hypothetical Initial Value
◆	Hypothetical Downside Thresholds:
❍	Nikkei 225® Index: 70.00, which is 70% of its hypothetical Initial Value
❍	S&P 500® Equal Weight Index: 70.00, which is 70% of its hypothetical Initial Value
*The hypothetical Initial Values, Coupon Barriers and Downside Thresholds do not represent the actual Initial Values, Coupon Barriers and Downside Thresholds, respectively, applicable to the Underlyings. The actual Initial Values, Coupon Barriers and Downside Thresholds are specified on the cover page of this pricing supplement. All payments on the Notes are subject to issuer and guarantor credit risk.
Example 1 - Notes are automatically called on the second Observation Date.
Date	Current Underlying Level of the Underlying		Payment (per Note)
	Nikkei 225® Index	S&P 500® Equal Weight Index
First Observation Date	85.00 (at or above Coupon Barrier)	49.00 (below Coupon Barrier)*	$0.0000 (not callable)
Second Observation Date	102.00 (at or above Coupon Barrier and Initial Value)*	108.00 (at or above Coupon Barrier and Initial Value)	$10.2125 (Payment upon automatic call)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$10.2125 (2.125% total return)
The Least Performing Underlying on the first Observation Date closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on the first Coupon Payment Date. On the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are subject to potential automatic call), the Least Performing Underlying closes above its Initial Value, and the Notes are automatically called on the related Coupon Payment Date. You will receive on the related Coupon Payment Date a total of $10.2125 per Note, reflecting the $10.0000 Stated Principal Amount plus the applicable Contingent Coupon Payment. You would have been paid a total of $10.2125 per Note for a 2.125% total return on the Notes over six months. No further amounts would be owed to you under the Notes, and you would not participate in the appreciation of the Underlyings.

Example 2 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying on the Final Observation Date is at or above its Downside Threshold and Coupon Barrier.
Date	Current Underlying Level of the Underlying / Final Value on the Final Observation Date		Payment (per Note)
	Nikkei 225® Index	S&P 500® Equal Weight Index
First Observation Date	97.00 (at or above Coupon Barrier)	88.00 (at or above Coupon Barrier)*	$0.2125 (Contingent Coupon Payment - not callable)
Second to Nineteenth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.0000 (Notes are not called)
Final Observation Date	79.00 (at or above Coupon Barrier and Downside Threshold)	76.00 (at or above Coupon Barrier and Downside Threshold)*	$10.2125 (Stated Principal Amount plus the final Contingent Coupon Payment - Payment at Maturity)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$10.4250 (4.250% total return)
The Least Performing Underlying on the first Observation Date closes above its Coupon Barrier and therefore a Contingent Coupon Payment is paid on the related Coupon Payment Date. On each of the second to nineteenth Observation Dates, the Least Performing Underlying closes below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on any related Coupon Payment Date. In addition, on each of the second to nineteenth Observation Dates (which are the Observation Dates on which the Notes are subject to potential automatic call), the Least Performing Underlying closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying closes at or above its Downside Threshold and its Coupon Barrier. Therefore, at maturity, you would receive a total of $10.2125 per Note,

PS-11

reflecting the $10.0000 Stated Principal Amount plus the applicable Contingent Coupon Payment. When added to the total Contingent Coupon Payments of $0.2125 received in respect of the prior Observation Dates, you would have been paid a total of $10.4250 per Note for a 4.250% total return on the Notes over 5 years.

Example 3 - Notes are NOT automatically called and the Final Value of the Least Performing Underlying on the Final Observation Date is below its Downside Threshold and Coupon Barrier.
Date	Current Underlying Level of the Underlying / Final Value on the Final Observation Date		Payment (per Note)
	Nikkei 225® Index	S&P 500® Equal Weight Index
First Observation Date	85.00 (at or above Coupon Barrier)	49.00 (below Coupon Barrier)*	$0.00 (not callable)
Second to Nineteenth Observation Dates	Various (all below Coupon Barrier and Initial Value)	Various (all below Coupon Barrier and Initial Value)*	$0.00 (Notes are not called)
Final Observation Date	35.00 (below Coupon Barrier and Downside Threshold)*	70.00 (at or above Coupon Barrier and Downside Threshold)	$10.00 x [1 + Underlying Return of the Least Performing Underlying on the Final Observation Date] = $10.00 x [1 + -65.00%] = $10.00 x 0.35 = $3.50 (Payment at Maturity)
* Denotes Least Performing Underlying for the applicable Observation Date	Total Payment:	$3.50 (-65.00% total return)
The Least Performing Underlying on each Observation Date, including the Final Observation Date, closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on any Coupon Payment Date during the term of the Notes, including the Maturity Date. In addition, on each of the second to nineteenth Observation Dates (which are the Observation Dates on which the Notes are subject to potential automatic call), the Least Performing Underlying closes below its Initial Value, and as a result the Notes are not automatically called. On the Final Observation Date, the Least Performing Underlying closes below its Downside Threshold and its Coupon Barrier. Therefore, at maturity, investors are exposed to the proportionate downside performance of the Least Performing Underlying and you will receive $3.50 per Note for a -65.00% total return on the Notes over 5 years, which reflects the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Observation Date.

PS-12

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the NKY and the sponsor of the SPW (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the applicable Underlyings. The consequences of either Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of either Underlying or any successor index.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.
You should make your own investigation into the Underlyings.
The Nikkei 225® Index
The NKY, also known as the Nikkei Stock Average Index, is an equity index calculated, published, and disseminated by Nikkei Inc. The NKY measures the composite price performance of selected Japanese stocks. The NKY is currently based on 225 stocks (each, an “Index Stock”) trading on the Tokyo Stock Exchange (“TSE”) and represents a broad cross-section of Japanese industry. All 225 of the Index Stocks are listed in the First Section of the TSE. Index Stocks listed in the First Section are among the most actively traded stocks on the TSE.  The NKY started on September 7, 1950. However, it was retroactively calculated back to May 16, 1949, when the TSE reopened for the first time after World War II.
Calculation of the NKY
The NKY is a modified, price-weighted index. Each Index Stock’s weight is based on its price per share rather than the total market capitalization of the issuer. Nikkei Inc. calculates the NKY by multiplying the per share price of each Index Stock by the corresponding weighting factor for that Index Stock (a “Weight Factor”), calculating the sum of all these products and dividing that sum by a divisor. The divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing 50 by the presumed par value of the relevant Index Stock, so that the share price of each Index Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of 50. Each Weight Factor represents the number of shares of the related Index Stock which are included in one trading unit of the NKY. The stock prices used in the calculation of the NKY are those reported by a primary market for the Index Stocks, currently the TSE.  The level of the NKY is currently calculated once per 15 seconds during TSE trading hours.
In order to maintain continuity in the level of the NKY in the event of certain changes due to non-market factors affecting the Index Stocks, such as the addition or deletion of stocks, stock splits, or increase in paid-in capital, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. The divisor remains at the new value until a further adjustment is necessary as the result of another change.  In the event of a change affecting any Index Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight Factor and divided by the new divisor, i.e., the level of the NKY immediately after the change, will equal the level of the NKY immediately prior to the change.
Index Maintenance
The NKY is reviewed annually at the beginning of October. The purpose of the review is to maintain the representative nature of the Index Stocks. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take changes in industry structure into account, the balance of the sectors, in terms of the number of constituents, is considered. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (high price/low price) / volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents that are not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added.
After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225. Among the 450 “high liquidity” stocks, half of those that belong to a sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by Nikkei Inc.
The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock becoming ineligible for listing in the TSE First Section due to any of the following reasons will be removed from the NKY: (i) bankruptcy and liquidation events; (ii) corporate restructurings, such as mergers, share exchanges or share transfers; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, a component stock designated as “security under supervision” becomes a deletion candidate. However, the decision to delete such a candidate will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the NKY, Nikkei Inc. will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.
PS-13

The Tokyo Stock Exchange
The TSE is one of the world’s largest securities exchanges in terms of market capitalization.  Trading hours for most products listed on the TSE are currently from 9:00 A.M. to 11:00 A.M. and from 12:30 P.M. to 3:00 P.M., Tokyo time, Monday through Friday.
Due to the time zone difference, on any normal trading day, the TSE will close prior to the opening of business in New York City on the same calendar day.  Therefore, the closing level of the NKY on a trading day will generally be available in the U.S. by the opening of business on the same calendar day.
The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. The TSE may also suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock.  As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the market value of the notes.
Historical Performance of the NKY
The following graph sets forth the daily historical performance of the NKY in the period from January 2, 2019 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the NKY’s Coupon Barrier and Downside Threshold of 26,539.74 (rounded to two decimal places), which is 70% of the NKY’s Initial Value of 37,913.92.
This historical data on the NKY is not necessarily indicative of the future performance of the NKY or what the value of the Notes may be. Any historical upward or downward trend in the level of the NKY during any period set forth above is not an indication that the level of the NKY is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the levels of the NKY.
License Agreement
One of our affiliates has entered into an agreement with Nikkei Inc. providing us with a non-exclusive license with the right to use the NKY in exchange for a fee.  The NKY is the intellectual property of Nikkei Inc. (the “index sponsor”), formerly known as Nihon Keizai Shimbum, Inc. “Nikkei”, “Nikkei Stock Average”, and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. The Notes are not in any way sponsored, endorsed or promoted by the index sponsor. The index sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the index sponsor. However, the index sponsor shall not be liable to any person for any error in the NKY and the index sponsor shall not be under any obligation to advise any person, including a purchaser or seller of the Notes, of any error therein. In addition, the index sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.
PS-14

The S&P 500® Equal Weight Index
The SPW is the equal weight version of the S&P 500® Index ("SPX").
The composition of the SPW is the same as the SPX. Constituent changes are incorporated in the SPW as and when they are made in the SPX. When a company is added to the SPW in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the SPW at a price of $0.00. In that case, the company’s replacement is added to the SPW at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.
The SPW is calculated and maintained in the same manner as the SPX, except that the constituents of the SPW are equally weighted rather than weighted by float-adjusted market capitalization. To calculate an equal-weighted index, the market capitalization for each stock used in the calculation of the index is redefined so that each index constituent has an equal weight in the index at each rebalancing date. In addition to being the product of the stock price, the stock’s shares outstanding, and the stock’s investible weight factor (“IWF”), an additional weight factor (“AWF”) is also introduced in the market capitalization calculation to establish equal weighting. The AWF of a stock is the adjustment factor of that stock assigned at each index rebalancing date that makes all index constituents’ modified market capitalization equal (and, therefore, equal weight), while maintaining the total market value of the overall index.
The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC (“SPDJI”), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $18.0 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $15.8 billion or more).
SPDJI calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and
PS-15

directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPW
The following graph sets forth the daily historical performance of the SPW in the period from January 2, 2019 through the Trade Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the SPW’s Coupon Barrier and Downside Threshold of 5,053.99 (rounded to two decimal places), which is 70% of the SPW’s Initial Value of 7,219.98.
This historical data on the SPW is not necessarily indicative of the future performance of the SPW or what the value of the Notes may be. Any historical upward or downward trend in the level of the SPW during any period set forth above is not an indication that the level of the SPW is more or less likely to increase or decrease at any time over the term of the Notes.
PS-16

Before investing in the Notes, you should consult publicly available sources for the levels of the SPW.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by SPDJI. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The SPW is a product of SPDJI and/or its affiliates and has been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated.
The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPW to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPW is the licensing of the SPW and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPW is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, BAC’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPW. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPW will accurately track index performance or provide positive investment returns. SPDJI and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, SPDJI and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, SPDJI and its affiliates may trade financial products which are linked to the performance of the SPW. It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPW OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BAC, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPW OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
PS-17

Correlation of the Underlyings
The graph below illustrates the daily performance of the NKY and the SPW from January 2, 2019 through the Trade Date. For comparison purposes, each Underlying has been “normalized” to have a closing level of 100 on January 2, 2019 by dividing the closing level of that Underlying on each trading day by the closing level of that Underlying on January 2, 2019 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg L.P., without independent verification.
The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).
The graph below illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying. A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Coupon Barrier on an Observation Date or below its respective Downside Threshold on the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Coupon Barrier(s) on an Observation Date or below the respective Downside Threshold(s) on the Final Observation Date, as applicable, as the Underlyings may each decrease in value. Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Downside Threshold and Coupon Barrier, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Downside Threshold and Coupon Barrier is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Risk Factors — You are exposed to the market risk of each Underlying”, and “—Because the Notes are linked to the performance of the least performing between the NKY and the SPW, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the NKY or just the SPW” herein.
Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.
PS-18

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.225 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, has agreed to purchase from BofAS, and BofAS has agreed to sell to UBS, all of the Notes sold in this offering for $9.775 per Note. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. UBS will receive an underwriting discount of $0.225 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a seven-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States.  As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the securities is permitted with regards to the following jurisdictions:
●	Australia
●	Barbados
●	Belgium
●	Crimea
●	Cuba
●	Curacao Sint Maarten
●	Gibraltar
●	Indonesia
●	Iran
●	Italy
●	Kazakhstan
●	Malaysia
●	New Zealand
●	North Korea
●	Norway
●	Russia
●	Syria
●	Venezuela
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-56 of the accompanying prospectus supplement.
PS-19

European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
PS-20

Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Contingent Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings. The economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charges described elsewhere in this pricing supplement, reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this pricing supplement, we have provided the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging-related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment therefor as contemplated in this pricing supplement and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the Notes and the related guarantee, such Notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this pricing supplement and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the Notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the Notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
PS-21

U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes.  Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether any issuer of a component stock included in an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of one or more stocks included in an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the component stocks included in each Underlying and consult your tax advisor regarding the possible consequences to you, if any, if any issuer of a component stock included in an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes.  A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance.  In addition, any gain realized by a U.S. Holder at maturity or upon a
PS-22

sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The IRS released Notice 2008-2 (the “Notice”), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.
Because each Underlying is an index that periodically rebalances, it is possible that the Notes could be treated as a series of contingent income-bearing single financial contracts, each of which matures on the next rebalancing date.  If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each rebalancing date in return for new Notes that mature on the next rebalancing date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such date.
Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
PS-23

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
PS-24